EXHIBIT 10.1

DESCRIPTION OF 2010 SALARIES FOR

SENIOR EXECUTIVE OFFICERS

(Updated and restated as of January 19, 2010)

Annualized salary rates effective January 1, 2010 for the actively employed executive officers of the Company who are named in the executive compensation disclosures of the Company’s 2009 proxy statement in relation to fiscal year 2008 (“2008 Named Executive Officers”), and for William C. (B.J.) Losch III, the Company’s principal financial officer since January 5, 2009, are:

Officer Name	Cash Salary	Salary Stock Units
D. Bryan Jordan	$800,000	$1,466,667
William C. (B.J.) Losch III	400,000	400,000
Charles G. Burkett	742,650	990,200
Frank J. Gusmus, Jr.	600,000	2,733,333
Charles T. Tuggle, Jr.	475,000	475,000
Thomas D. Adams, Jr.	350,000	186,667

Salary rates continue in effect until they are changed.